Exhibit 99.1

MedAssets Announces Share Repurchase Plan

ATLANTA--(BUSINESS WIRE)--August 23, 2011--MedAssets, Inc. (NASDAQ: MDAS) today announced that its Board of Directors has authorized the repurchase of up to $25 million of the company’s Common Stock. The company also announced that it made a $25 million voluntary prepayment on its outstanding term loan in August.

“This share repurchase plan and voluntary debt repayment underscores the company's solid capital structure and liquidity position, and our confidence in the long-term growth prospects of the business,” said MedAssets chairman, president and chief executive officer, John Bardis. “Our Board and senior management team are committed to creating long-term shareholder value. As we examine the options for deploying available free cash flow, debt repayment and the repurchase of our common stock at its current price are attractive uses of capital, even as we continue to invest in our growth initiatives.”

The share repurchase program is intended to be implemented through purchases made from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions or block trades, or by any combination of such methods, in accordance with applicable insider trading and other securities laws and regulations. The program does not obligate the company to make any purchases at any specific time or in a specific situation. The program may be suspended or discontinued at any time. As of August 4, 2011, MedAssets had 58,866,124 fully diluted shares of Common Stock outstanding.

About MedAssets

MedAssets (NASDAQ: MDAS) partners with healthcare providers to improve financial strength by implementing spend management and revenue cycle management solutions that help control cost, improve margins and cash flow, increase regulatory compliance and optimize operational efficiency. MedAssets serves more than 180 health systems, 4,000 hospitals and 90,000 non-acute healthcare providers. The company currently manages $45 billion in supply spend and touches over $316 billion in total patient revenue annually through its revenue cycle solutions. For more information, go to www.medassets.com.

Safe Harbor Statement

This Press Release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the intent, belief or current expectations of the Company and its management team with respect to the Company’s future business operations that include, but are not limited to: changes in the capital markets or interest rate environment; general economic conditions; and adverse developments with respect to the operation or performance of the Company’s business units or the market price of its common stock. Investors are cautioned that any forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Additional factors that could cause actual results to differ materially from those contemplated within this Press Release can also be found in the Company’s Risk Factor disclosures in its Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended March 31, 2011, each filed with the Securities and Exchange Commission and available at http://ir.medassets.com. The Company has no obligation to revise or update any forward-looking statements.

mdas/F

CONTACT:
MedAssets, Inc.
Robert Borchert, 678-248-8194
rborchert@medassets.com